The Andersons, Inc.

480 W. Dussel Drive

Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
WEDNESDAY, NOVEMBER 1, 2006

THE ANDERSONS, INC. REPORTS STRONG EARNINGS
THIRD QUARTER & NINE MONTHS INCOME EXCEED PREVIOUS RECORDS
Reaffirms Full-Year EPS Guidance of $1.90 — $2.10

MAUMEE, OHIO, NOVEMBER 1, 2006—The Andersons, Inc. (Nasdaq: ANDE), today announced third-quarter net income of $8.4 million, or $0.51 per diluted share, and total revenues of $336 million. In the same three-month period of 2005, the company reported a net loss of $0.6 million, or $0.04 per diluted share, on $289 million of revenues. For the first nine months of 2006, the company’s net income was $22.6 million, or $1.41 per diluted share, on revenues of $995 million. In the first nine months of 2005, The Andersons earned net income of $10.8 million, or $0.70 per diluted share, on revenues of $913 million. The third quarter and nine months results this year both established new records for the company. All of the earnings per share data have been adjusted to reflect the June 2006 stock split. During the quarter, the company raised $81.6 million of additional equity to support its growth initiatives and strengthen its balance sheet.

The Grain & Ethanol Group’s third-quarter operating income of $12.0 million was $14.5 million better than its year-earlier result. Total revenues of $209 million for the period were $50 million higher than the third quarter of 2005. Total grain gross profit for the period was also significantly higher than it had been in the previous year. This included the sale of a large number of wheat bushels at excellent margins during the period and appreciation in corn basis values more usually seen in the fourth quarter. The group’s third quarter operating income also included the settlement of the 2005 portion of the business interruption insurance claim related to an elevator in Toledo which had been damaged by an explosion and fire in the third quarter of 2005. Now that the elevator has re-opened and is receiving grain, the company is actively working on the 2006 portion of the business interruption claim. Because of the degree of volatility in recent wheat and ethanol markets, the group’s investment in its commodity trading affiliate, Lansing Trade Group, LLC, incurred a loss during the most recent three-month period, although its income remains at a record level through nine months. Construction of an ethanol plant in Albion, Michigan, in which The Andersons, Inc. is a significant investor, was completed during the third quarter, and the plant began to produce and ship ethanol and distillers dried grain. Construction of another ethanol plant, located in Clymers, Indiana, is underway and scheduled to start production by the end of the first quarter of 2007. Through the first nine months of 2006, the Grain & Ethanol Group achieved operating income of $15.7 million. In the same period last year, the group incurred an operating loss of $2.1 million.

The Rail Group’s operating income of $4.9 million in the third quarter of 2006 was $0.9 million below its third quarter 2005 results. Revenues of $27 million for the quarter were $4 million higher than the prior period. Railcar lease rates and the utilization rate of the group’s railcar fleet remained strong during the third quarter of 2006, but fleet maintenance costs were higher. Operating income during the period from the group’s railcar repair and manufacturing businesses was higher than the third quarter of 2005. Through the first nine months of 2006, the group achieved revenues of $90 million and $16.1 million of operating income. Last year, it reported revenues of $59 million and operating income of $13.3 million for the same nine month period.

The Plant Nutrient Group incurred an operating loss of $1.9 million on $39 million of revenues in the third quarter this year. It lost $0.8 million on $47 million of revenues during the same three-month period of 2005. Because energy and nutrient input costs through the third quarter have been significantly higher this year, the company believes that farmers reduced the amount of nutrients applied to their fields this season. This resulted in reduced wholesale and retail demand for plant nutrients and a deferral of pre-fall season purchasing. With volume down, the group’s third-quarter gross profit declined from last year. Through the first nine months of 2006, the group’s operating income was $1.9 million on $198 million of revenues. In the same period last year, operating income amounted to $8.7 million on $211 million of revenues.

The Turf and Specialty Group continued to achieve improved results during the most recent quarter. For the period, the group’s operating loss amounted to $0.4 million on $20 million of revenues. In 2005, it incurred an operating loss of $3.0 million in the third quarter on $19 million of revenues. The group’s lawn and cob products businesses both contributed to this improvement. Also included in this year’s third quarter income was the settlement of an insurance claim regarding a storage tank that was damaged last year. Through the first nine months of this year, the group has reported operating income of $3.1 million and revenues of $93 million. In the first nine months of 2005, the group had revenues of $101 million and an operating loss of $1.6 million. The improved third quarter and year-to-date results were primarily due to restructuring actions and other charges incurred in the third quarter of 2005.

The Retail Group reported revenues of $41 million for the third quarter of 2006, an increase of 1.3 percent in same-store sales from the same period in 2005. With higher gross margins and total gross profit, the group’s operating loss was $0.4 million for the quarter, about $0.4 million better than the same period last year. For the first nine months of the year, the group generated revenues of $128 million and operating income of $1.3 million. In the first nine months of 2005, it reported operating income of $0.9 million and revenues of $130 million.

According to President and Chief Executive Officer Mike Anderson “We’ve frequently noted that it’s not unusual for some of our units to experience volatility in quarterly income over and above normal seasonal patterns. This has often been true in our commodity-based grain and plant nutrient businesses, and to some degree in our rail business, given the unpredictable timing of opportunistic railcar sales. With our strong third-quarter income this year, one might conclude that our prospects for the full year had noticeably improved. There are several variables which could still swing either way. Supply and demand dynamics in the grain markets, including rainfalls that have delayed the fall harvest, will impact fourth quarter income. Accordingly, I believe that our previously-announced guidance of $1.90 to $2.10 for our 2006 full-year earnings per diluted share is still a reasonable expectation. There are also some non-recurring items which, if they were to occur prior to year-end, could raise this guidance range. These include the 2006 portion of our elevator business interruption claim and additional ethanol development activities.”

The company will host a webcast on Thursday, November 2, 2006 at 11:00 A.M. ET, to discuss its third-quarter performance and full-year outlook. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements have been based are reasonable, it can give no assurance that these assumptions and the forward-looking statements will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income

	Three Months ended		Nine Months ended
	September 30		September 30
(in thousands, except for per share amounts)	2006	2005	2006	2005

Sales and merchandising revenues	$335,871	$288,755	$994,638	$912,528
Cost of sales and merchandising revenues	284,327	252,162	848,056	782,958

Gross profit	51,544	36,593	146,582	129,570

Operating, administrative and general expenses	40,310	36,654	115,583	109,410
Interest expense	3,818	2,830	12,513	8,971

Other income, net	6,352	1,009	11,763	3,518
Equity in earnings of affiliates	(483)	877	5,279	1,337

Income before income taxes	13,285	(1,005)	35,528	16,044
Income tax provision	4,898	(369)	12,959	5,293

Net Income	$8,387	$(636)	$22,569	$10,751

Per common share:
Basic earnings	$0.52	$(0.04)	$1.46	$0.73

Diluted earnings	$0.51	$(0.04)	$1.41	$0.70

Dividends paid	$0.045	$0.040	$0.1325	$0.120

Weighted average shares outstanding-basic	16,080	14,890	15,467	14,812

Weighted average shares outstanding-diluted	16,591	14,890	16,021	15,382

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31	September 30
(in thousands)	2006	2005	2005

Assets
Current assets:
Cash and cash equivalents	$47,773	$13,876	$9,592
Restricted cash	3,815	3,936	1,367
Accounts receivable (net) and margin deposits	92,867	83,291	78,845
Inventories	163,121	240,806	184,247
Other current assets	24,335	30,632	28,537

Total current assets	331,911	372,541	302,588

Investments and other assets	63,973	39,008	33,732
Railcar assets leased to others (net)	148,936	131,097	112,882
Property, plant and equipment (net)	93,065	91,498	92,098
	$637,885	$634,144	$541,300

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$-	$12,400	$42,900
Other current liabilities	171,638	263,922	178,583

Total current liabilities	171,638	276,322	221,483

Deferred items and other long-term liabilities	37,832	30,896	29,869
Long-term debt non-recourse	77,222	88,714	59,164
Long-term debt	87,076	79,329	87,128
Shareholders’ equity	264,117	158,883	143,656
	$637,885	$634,144	$541,300

Segment Data

	Grain &	Plant		Turf &
	Ethanol	Nutrient	Rail	Specialty	Retail	Other	Total

Quarter ended September 30, 2006
Revenues from external customers	$208,540	$38,580	$27,339	$20,396	$41,016	$—	$335,871

Gross Profit	20,502	3,622	11,628	4,138	11,654	—	51,544

Other income / Equity in earnings of affiliates	4,064	348	127	569	265	496	5,869

Operating income (loss)	11,950	(1,868)	4,898	(420)	(418)	(857)	13,285

Quarter ended September 30, 2005
Revenues from external customers	158,875	46,986	23,176	19,227	40,491	—	288,755

Gross Profit	6,263	4,443	11,232	3,398	11,257	—	36,593

Other income / Equity in earnings of affiliates	908	384	(5)	238	140	221	1,886

Operating income (loss)	(2,504)	(808)	5,841	(3,047)	(827)	340	(1,005)

Nine months ended September 30, 2006
Revenues from external customers	485,928	197,921	89,558	93,329	127,902	—	994,638

Gross Profit	37,751	17,865	36,389	16,401	38,176	—	146,582

Other income / Equity in earnings of affiliates	12,068	781	442	1,087	697	1,967	17,042

Operating income (loss)	15,653	1,938	16,115	3,073	1,296	(2,547)	35,528

Nine months ended September 30, 2005
Revenues from external customers	412,460	210,971	58,554	100,582	129,961	—	912,528

Gross Profit	23,801	25,623	28,336	14,079	37,731	—	129,570

Other income / Equity in earnings of affiliates	1,733	896	536	545	517	628	4,855

Operating income (loss)	(2,147)	8,700	13,280	(1,558)	918	(3,149)	16,044